Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS ON

‘STIMULUS’ ACTION RESULTS

FORT LAUDERDALE, FL, March 5, 2020 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced progress of its recently adopted ‘Stimulus’ action plan and released financial results for its third quarter ended January 25, 2020:

●	Net sales were $223 million, an increase of 1% from the prior year;

●	Gross margin was 36.8% of sales, also improved from the prior year;

●	Earnings per share was $ .57, an increase of 7% from the prior year; and

Cash was $262 million, an increase of $105 million for the nine months.

Stimulus Action Results:

“The numbers reflect the effects of a strategy that generated increased momentum of brand LaCroix. LaCroix has returned to positive growth in a much different sparkling water category that existed prior to October 2018, when litigation slowed the growth of LaCroix, which also affected the growth of the total sparkling water category.

These third quarter financial results clearly state that LaCroix retained its distinction as the leader of the premium sparkling water category in North America. While sparkling water category growth has slowed from October 2018, the vitality of LaCroix as the masthead of the sparkling water category remains ‘authentic’.

-more-

National Beverage Corp.

Components of our Stimulus Action:

●	Volume
●	Operating Margin
●	Capacity
●	Innovation
●	Cash Flow
●	Healthy Functionality

Recent Information:

●	February 19, 2020 – LaCroix Victorious in Litigation . . . Claims Retracted
http://ir.nationalbeverage.com/static-files/921b1264-8d34-4859-ad6a-995f3443119e

●	March 4, 2020 – LaCroix’s Spring Taste Is . . . UP!!
http://ir.nationalbeverage.com/static-files/439dcdbf-9f79-4b71-9a4d-69ec321e1d42

Our stimulus action is producing similar positive results all across our brands of carbonated soft drinks, juices and sparkling waters. Two new LaCroix flavors, LimonCello and Pastèque (Watermelon), are currently being launched nationwide. We are excited about these two new flavors and, according to early indications, so are our consumers. We remain extremely passionate about our future and strongly believe progress is rapidly advancing toward innovative growth opportunities for functional, healthier, hydration beverages,” stated a company spokesperson.

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 25, 2020 and January 26, 2019

	(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	Jan. 25, 2020	Jan. 26, 2019	Jan. 25, 2020	Jan. 26, 2019

Net Sales	$222,814	$220,891	$737,993	$774,190

Net Income	$26,563	$24,809	$93,759	$114,717

Earnings Per Common Share
Basic	$.57	$.53	$2.01	$2.46
Diluted	$.57	$.53	$2.00	$2.44

Average Common Shares Outstanding
Basic	46,600	46,638	46,633	46,628
Diluted	46,802	46,934	46,853	46,927

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.